Exhibit 99.1

Investor Relations Contact:
Ed McGregor
Sigma Designs, Inc.
Tel: (646) 259-2999
IR@sdesigns.com

For Immediate Release

Sigma Designs Reports Preliminary Revenue Results for Fiscal Third Quarter

MILPITAS, Calif., November 17, 2008 -- Sigma Designs®, Inc. (NASDAQ: SIGM) (“Sigma” or the “Company”), a leading provider of highly integrated system-on-chip, or SoC, solutions used to deliver multimedia entertainment throughout the home, today reported preliminary revenue would be below prior estimates provided by the Company for the third quarter of fiscal year 2009, ended November 1, 2008.

Net revenue for the third quarter of fiscal 2009 is now expected to be approximately $46.5 million, a decline of approximately 20 percent from net revenue of $58.2 million reported for the second quarter of fiscal 2009.  Prior outlook for the third quarter of fiscal 2009 was for revenue to be in a range comparable to the second quarter.  At this time, the outlook for the fourth quarter is for revenue to be flat to down 10% from the third fiscal quarter of 2009.

Management Comment

"The slowing of the world-wide economy has significantly impacted our customer’s business strategy, particularly in the IPTV market.  On the positive side, preliminary results indicate that Sigma generated more than $15 million in cash during the third quarter which would bring our total cash and investments to more than $7.00 per share as of quarter end," said Thinh Tran, Sigma’s Chairman, President and Chief Executive Officer.  "We believe in the long-term strengths of our technology and our target markets and our financial position remains strong as we manage through the current macroeconomic weakness."

Schedule for Third Quarter Results

Sigma plans to announce its full third quarter results after the close of the market on Tuesday, December 2, 2008 followed by a conference call at 2:00 p.m. PST with further details and an update on its outlook for the fourth quarter of fiscal 2009.  Details for accessing the call will be announced in a press release and on Sigma’s website one week before that date.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding Sigma’s expectation for its third quarter revenue results, its anticipated revenue results for the fourth quarter of fiscal 2009 and the long-term strength of its end markets.  Actual results may vary materially due to a number of factors including, but not limited to, the risk that the SEC disagrees with the manner in which Sigma has accounted for and reported, or not reported, the financial impact of past stock option grants, actions by other regulatory agencies as a result of Sigma’s past stock option practices, ongoing derivative litigation, a determination, upon completion of further closing and audit procedures, that the financial results for the third quarter of fiscal of 2009 are different than the results set forth in this press release, general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the IPTV, high definition DVD and HDTV markets in general, the ramp in demand from our set-top box and telecommunication customers, our ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of our SoCs to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings, and other risks including delays in the manufacturer’s deployment of set-top boxes or consumer products.  Other risk factors are detailed from time to time in our SEC reports, including our quarterly report on Form 10-Q as filed September 11, 2008.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc.

Sigma Designs (NASDAQ: SIGM) is a leading fabless provider of highly integrated system-on-chip, or SoC, solutions that are used to deliver multimedia entertainment throughout the home.  Sigma’s SoC solutions combine its semiconductors and software and are a critical component of multiple high-growth, consumer applications that process digital video and audio content, including internet protocol TV, or IPTV, high definition DVD players, high definition TVs, or HDTVs, and portable media players.  Headquartered in Milpitas, Calif., the Company also has sales representatives in the United States, Belgium, China, Japan and Taiwan and sells its products through third-party distributors in Japan and Korea.  For more information, please visit the Company’s web site at www.sigmadesigns.com.  REALmagic and Sigma Designs are registered trademarks of Sigma Designs, Inc.  All other products and companies referred to herein are trademarks or registered trademarks of their respective companies.

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